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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Bean                                   Rex                   C.
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     (Last)                          (First)              (Middle)
1600 West Merit Parkway
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                                    (Street)
South Jordan                            UT              84095
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     (City)                          (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol
Merit Medical Systems, Inc.     MMSI
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Day/Year
September  20, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]   Director                                [ ]    10% Owner
     [ ]   Officer (give title below)              [ ]   Other (specify below)
                        Vice President-Operations
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting  Person
     [ ]   Form filed by more than one Reporting Person

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                                       1

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

                                                                                                        6. Owner-
                                                                                                            ship
                                                                                    5. Amount of            Form:     7. Nature of
                                                                                       Securities           Direct        Indirect
1. Title of     2.  Transaction   3.  Transaction    4. Securities Acquired (A)        Beneficially        (D)or         Beneficial
  Security            Date              Code            or  Disposed of (D)            Owned at End       Indirect (I)    Ownership
  (Instr. 3)        T(mm/dd/yy)       (Instr. 8)        (Instr. 3, 4 and 5)         (Instr. 3 and 4)       (Instr.4)      (Instr.4)
                                     Code       V    Amount   (A)or(D)     Price
===================================================================================================================================
COMMON STOCK
NO PAR VALUE         06/20/02         G(1)      V     80,000       D                       204,004              D
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COMMON STOCK
NO PAR VALUE         06/20/02         G(2)      V     70,000                                70,000              I        Revocable
                                                                                                                         Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(1) On September 20, 2002, the reporting person contributed 80,000 shares of Merit Medical Systems, Inc. common stock to a charitable remainder trust of which the reporting person is not a trustee. The reporting person has an 8% annual interest in the charitable remainder trust and does not have investment or voting control over the shares held by the trust.

(2) On September 20, 2002, the reporting person transferred 70,000 shares of Merit Medical Systems, Inc. stock from the Bean Family Revocable Trust to the Rex C. Bean Trust.